UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 14, 2010 (Date of earliest event reported)

US GEOTHERMAL INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34023	84-1472231
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

1505 Tyrell Lane, Boise, Idaho 83706
(Address of principal executive offices)

208-424-1027
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01 Other Events

On July 14, 2010, U.S. Geothermal Inc. (the “Company”) entered into a non-binding memorandum of understanding (the “MOU”) regarding the engineering, procurement and construction of a new 8.6 net megawatt modular binary cycle power plant at its San Emidio project in northern Nevada.

The MOU provides for the manufacture of the plant by TAS Energy Inc. of Houston, Texas through a FORTUNE 500® engineering, procurement and construction company (“EPC Contractor”). The MOU also provides for the EPC Contractor to provide a non-recourse project loan for the $30 million construction capital together with an Engineering, Procurement and Construction services contract for Phase 1 of the San Emidio project. The construction loan is expected to be repaid with long term financing from available sources such as the Section 1705 loan guarantee program from the U.S. Department of Energy which the Company expects to apply for in the near future. Under the terms of the MOU, the parties have established an exclusivity period during which final terms and conditions of certain definitive agreements will be negotiated.

If construction is started this year on the 35 net megawatt San Emidio power plant, the San Emidio development project would qualify for a 30% Investment Tax Credit cash grant.

Phase 1 of the project will involve the construction of a new water-cooled binary cycle power plant with an estimated output of 8.6 net megawatts of renewable baseload electricity. No well drilling is required for Phase 1 since production and injection wells are currently in use by the existing San Emidio power plant which will be replaced with the new plant. The anticipated timing for Phase 1 commercial operations is the fourth quarter of 2011.

The $200 million San Emidio project is a planned two-phase development. The $30 million Phase 1 is planned at 8.6 megawatts net and the $170 million Phase 2 is planned at 26.4 megawatts net. Phase 2 is expected to be completed in late 2013, subject to satisfactory completion of new well drilling, a transmission upgrade and obtaining the required permits. Phase 2 reservoir resource expansion efforts are already underway using funding assistance from a $3.77 million U.S. Department of Energy Innovative Exploration Grant awarded to the Company in 2009. Approximately 3 megawatts of Phase 1’s output is sold through 2017 under the terms of an existing power purchase agreement with Sierra Pacific, a subsidiary of NV Energy. The Company is currently negotiating with a number of interested parties for a new 35 megawatt power purchase agreement for the project.

Forward-Looking Statements

The information provided in this Report may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995, including statements regarding the availability to the Company and the timing of government tax credits, cash grants and loans, the anticipated timing for the various stages of development of, and financing for, the San Emidio project, and the entry into definitive agreements for the transactions contemplated by the MOU. These statements are based on the Company’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described. Important factors that could cause actual results to differ materially from the Company’s expectations include the uncertainties involving certain qualifications and procedures for additional government financing, construction timing, and negotiations with respect to the terms of definitive agreements for the transactions contemplated by the MOU. Readers are cautioned to review the risk factors identified by the Company in its filings with Canadian and U.S. securities regulators, including the Company’s Annual Report on Form 10-K for the year ended March 31, 2010. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. The Company assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description

99.1	Press release of U.S. Geothermal Inc. dated July 19, 2010 entitled “U.S. Geothermal Initiates $30 Million Vendor Financed Construction Agreement for San Emidio”

SIGNATURES

Pursuant to requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 20, 2010	U.S. Geothermal Inc.

By: /s/ Kerry Hawkley
Kerry Hawkley
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release of U.S. Geothermal Inc. dated July 19, 2010 entitled “U.S. Geothermal Initiates $30 Million Vendor Financed Construction Agreement for San Emidio”